                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                 AUTOCYTE COMPLETES ACQUISITION OF PATENT ESTATE
                             OF NEUROMEDICAL SYSTEMS

Burlington, N.C. May 18 - AutoCyte, Inc. (Nasdaq: ACYT) announced today that it has completed its acquisition of the intellectual property estate of Neuromedical Systems, Inc. (NSI; Nasdaq: NSIX). "We are very pleased to complete this important element of AutoCyte's initiative to expand our Company's horizons through the strategic consolidation of complementary technologies," said James
B. Powell, M.D., President and CEO. "Completion of this transaction solidifies AutoCyte's position as the leader in interactive cytological screening and further positions the Company to meet the requirements of major clinical laboratories."

On March 25 of this year, AutoCyte entered into a definitive agreement to acquire the entire patent estate, trademarks, regulatory applications, clinical data and all other intellectual and intangible property rights relating to the business of NSI, as well as the right to pursue any claims relating to the patent estate including pending claims against NeoPath, Inc. Concurrent with the execution of the agreement, NSI filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. On May 17 the bankruptcy court confirmed the agreement, and the transaction was closed. AutoCyte acquired these NSI assets for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte common stock.

Dr. Powell continued, "NSI developed interactive technology for the computerized screening of conventional Pap smears. AutoCyte's own computerized screening product, the AutoCyte SCREEN System, emphasizes interactive screening of next generation liquid-based preparations (LBPs), such as those prepared by the AutoCyte PREP System. Together, these technologies allow us to offer the entire range of interactive methods for cytology screening, including interactive methods for primary and adjunctive screening of both conventional Pap smears and LBPs."

On April 26 of this year AutoCyte announced that it had entered into a definitive agreement in which NeoPath, Inc. (NASDAQ: NPTH), another company involved in cervical cancer screening technology, agreed to acquire an undivided interest in the intellectual property estate that AutoCyte had agreed to acquire from NSI, subject to certain conditions. Additionally, the agreement provides that the pending NeoPath patent infringement litigation over certain NSI patents will be terminated. For these intellectual property rights, NeoPath will pay AutoCyte $2.2 million in cash and issue to AutoCyte 1,230,000 shares of NeoPath common stock by September 1, 1999.

Further, on March 23, 1999, AutoCyte and NeoPath announced that they had agreed to cooperate in preparing a clinical trial supplement for the screening of AutoCyte PREP System slides by NeoPath's AutoPap(R) Primary Screening System. Clinical testing in preparation of this supplement is currently underway.

AutoCyte develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytotechnology professionals in cervical cancer screening. AutoCyte is currently pursuing regulatory approval of its products for sale in the United States and has begun sales in several foreign countries. The Company's integrated system is comprised of the AutoCyte PREP System for sample preparation and the AutoCyte SCREEN System for computerized image analysis. The FDA has notified the Company that it has completed a successful review of the clinical data in AutoCyte's PMA application for the PREP system. AutoCyte must complete labeling discussions and other final steps in the PMA review process. AutoCyte SCREEN analyzes cervical sample microscope slides prepared by AutoCyte PREP.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties including, without limitation, risks associated with uncertainties regarding FDA approval, uncertainties regarding market acceptance and additional cost, risks associated with technological change, the Company's history of operating losses and the uncertainty of future profitability, dependence on a limited number of products, dependence on third-party reimbursement, limited marketing and sales experience, limited number of customers and lengthy sales cycle, risks of adverse changes in general economic conditions, and in the healthcare industry specific risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact: William O. Green, Chief Financial Officer, AutoCyte, Inc., 800-426-2176

NOTE TO INVESTORS AND EDITORS: AutoCyte's press releases are available on the Internet through PR Newswire's web site at http://www.prnewswire.com. The releases are also available at no charge through PR Newswire's Company News On-Call fax service at 800-758-5804, extension 116041.


                                       2